Exhibit 10.9

OBSIDIAN THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Obsidian Therapeutics, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 14, 2026, by and among Galera Therapeutics, Inc., the Company and certain other parties thereto (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$30,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee member:	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Public Company Award. Upon the Effective Date, (i) each Outside Director as of such date will receive an Annual Award (as defined below) (each, a “Closing Award”). Closing Awards will have an exercise price per share equal to the Fair Market Value (as defined in the Company’s 2026 Equity Incentive Plan (the “2026 Plan”)) of the Company’s common stock on the date of grant, expire ten years from the date of grant and vest in full on the earlier of (A) the one-year anniversary of the grant date or (B) the Company’s Annual Meeting of Stockholders following the grant date; provided, however, that all vesting will cease if the Outside Director ceases to have a Service Relationship (as defined in the 2026 Plan), unless otherwise determined by the Board of Directors.

Initial Award: On the date of an Outside Director’s initial election or appointment to the Board of Directors, each Outside Director will receive a one-time stock option award (each, an “Initial Award”) to purchase a number of shares of the Company’s common stock equal to 0.122% of the total number of outstanding shares of the Company’s common stock on the date of grant, which will vest in equal monthly installments over the three years following the date of grant; provided, however, that all vesting will cease if the Outside Director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors. Initial Awards will expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. Initial Awards apply only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On the date of each Annual Meeting of Stockholders of the Company (each, an “Annual Meeting”) following the Effective Date, each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (each, an “Annual Award”) to purchase a number of shares of the Company’s common stock equal to 0.061% of the total number of outstanding shares of the Company’s common stock on the date of grant, which will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of grant; provided, however, that all vesting will cease if the Outside Director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors. Annual Awards will expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. Notwithstanding the foregoing, if a Outside Director joins the Board of Directors on a date other than the date of an Annual Meeting, then in lieu of the above, such Outside Director will be granted a pro-rata portion of the Annual Award at the next Annual Meeting following the Outside Director’s appointment, based on the time between the Outside Director’s appointment and the next Annual Meeting following the Outside Director’s appointment (each, a “Pro-Rated Annual Award”). Pro-Rated Annual Awards will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting will ceases if the Outside Director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors. Pro-Rated Annual Awards will expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Sale Event Acceleration: All outstanding Closing Awards, Initial Awards, Annual Awards and Pro-Rated Annual Awards held by an Outside Director will become fully vested and exercisable upon a Sale Event (as defined in the 2026 Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or such other limits as may be set forth in Section 3(d) of the 2026 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year will be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted  June 21, 2026

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